Exhibit 3.2
Portions of this exhibit have been omitted pursuant to the instructions to Item 19 of Form 20-F on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”
VOTING PROXY DEED
This VOTING PROXY DEED (this “Deed”) is entered into as of ________ by and among the following parties:
(a)    _______________, of c/o 3 Media Close, #01-03/06 Singapore 138498 (the “Exco Member” and, together with the Exco Member’s Covered Transferees who entered into a deed of adherence to this Deed in accordance with Section 2.2, the “Covered Holder”),
(b)    Anthony Tan Ping Yeow, of c/o 3 Media Close, #01-03/06 Singapore 138498 (together with his successors, the “Proxyholder”), and
(c)    Grab Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”).
Each of the Covered Holder, the Proxyholder and the Company may be referred to herein as a “Party” and collectively as the “Parties”.
WHEREAS, as a condition and material inducement to the Proxyholder’s consent to the issuance of Class B ordinary shares, par value $0.000001 per share (the “Class B Shares”), to the Covered Holder under Article 10(c)(iv)(B) of the Company’s memorandum and articles of association in effect as of the date of this Deed (the “Articles”), the Covered Holder is required to grant to the Proxyholder an irrevocable proxy, on the terms and conditions herein, with respect to the voting of (i) all the issued and outstanding Class B Shares held by the Covered Holder as of the date of this Deed, and (ii) all Class B Shares to be received or acquired by the Covered Holder at any time in the future by whatever means, including, without limitation, through the vesting and/or exercise of share options, restricted shares, restricted share units and any other share-based awards granted under the Company’s share incentive plans (the Class B Shares described in (i) and (ii), collectively, the “Covered Shares”);
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions
In this Deed, unless otherwise stated, the following terms shall bear the meanings ascribed to them as follows:

(a)“Business Day” means a day on which commercial banks are open for business in New York, USA, the Cayman Islands and the Republic of Singapore, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled).
(b)“Class B Shares” has the meaning ascribed to such term in the Recitals.
(c)“Control,” as used with respect to a Person, means, directly or indirectly:
(I)the ownership or control of a majority of the outstanding voting securities of such Person;
(II)the right to control the exercise of a majority of the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or
(III)the ability to direct or cause the direction of the management and policies of such Person (whether by contract, through other legally enforceable rights or howsoever arising).
The terms “Controlled by,” “Controlling,” and “under common Control with” shall have correlative meanings.
(d)“Covered Transferee” means, with respect to the Covered Holder, any or all of the following:
(I)any Key Executive;
(II)any Key Executive’s Permitted Entities (as defined in the Articles);
(III)the transferee or other recipient in any transfer of any Class B Shares by the Covered Holder:
(i)to:
(A)his or her Family Members
(B)any other relative or individual approved by the Board of Directors of the Company; or
(C)any trust or estate planning entity (including partnerships, limited companies, and limited liability companies), that is primarily for the benefit of, or the ownership interests of which are Controlled by, such Covered Holder, his or her Family Members, and/or other trusts or estate planning entities described in this paragraph (III), or any entity Controlled by such a trust or estate planning entity; or
(ii)occurring by operation of law, including in connection with divorce proceedings;

(IV)any charitable organization, foundation, or similar entity;
(V)the GrabforGood Fund;
(VI)the Company or any of its subsidiaries; and
(VII)in connection with a transfer as a result of, or in connection with, the death or Incapacity of the Covered Holder: the Covered Holder’s Family Members, any other holder of Class B Shares, or a designee approved by a majority of all members of the Board of Directors of the Company (and Class B Directors (as defined in the Articles) shall form a majority of such majority of the Board of Directors of the Company);
provided, that as a condition to the applicable transfer, any Covered Transferee shall have executed an original, a counterpart of, the Deed of Adherence in the form attached hereto as Exhibit A; and provided, further, in case of any transfer of Class B Shares pursuant to clauses (II) through (V) above to a Person who at any later time ceases to be a Covered Transferee under the relevant clause, the Company shall be entitled to refuse registration of any subsequent transfer of such Class B Shares except back to the transferor of such Class B Shares pursuant to the applicable clause (II) through (V) (or to a Key Executive or his or her Permitted Transferees (as defined in the Articles)) in which case the preceding proviso shall apply, and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees (as defined in the Articles)), the applicable Class B Shares shall convert in accordance with Article 10(d)(iv) of the Articles applied mutatis mutandis.
(e)“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, regulation or compliance, or any arbitrator or arbitral body.
(f)“GrabforGood Fund” means the GrabforGood endowment fund, a subsidiary of the Company or other fund or entity designed to grant financial support for long-term social and environmental impact benefiting communities across Southeast Asia, or any successor or replacement entity approved by the Board of Directors of the Company from time to time.
(g)“Incapacity” means, with respect to an individual, the permanent and total disability of such individual so that such individual is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable.
(h)“Key Executives” means the Proxyholder, Ming-Hokng Maa and Tan Hooi Ling, and the Permitted Entities (as defined in the Articles) and Permitted Transferees (as defined in the Articles) of each of them.
(i)“Family Members” means and includes only the following individuals: the applicable individual, the spouse of the applicable individual (including former spouses), the parents of the applicable individual, the lineal descendants of the applicable individual, the siblings of the applicable individual, and the lineal descendants of a sibling of the applicable individual. For purposes of the preceding sentence, the descendants of any individual shall include adopted individuals and their issue but only if the adopted individual was adopted prior to attaining age 18.
(j)“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, estate, association, joint stock company, unincorporated organization, company or other form of business or legal entity or Governmental Authority.
2.Grant of Proxy and Power Of Attorney.
2.1Voting Right Entrustment.
(a)The Exco Member hereby irrevocably grants to and appoints, and agrees to cause each of his or her Covered Holders to irrevocably grant to and appoint (by signing a Deed of Adherence hereto in the form attached hereto as Exhibit A), the Proxyholder and any individual designated in writing by the Proxyholder, and each of them individually, as the Covered Holder’s attorney-in-fact and proxy for and on the Covered Holder’s behalf (the “Proxy”), for and in the Covered Holder’s name, place and stead, to: (i) attend any and all meetings of the shareholders of the Company; (ii) vote the Covered Shares of the Covered Holder at any such meeting; (iii) grant or withhold all written consents with respect to the Covered Shares; and (iv) represent and otherwise act for the Covered Holder in the same manner and with the same effect as if the Covered Holder was personally present at any such meeting (collectively, the “Entrusted Rights”). The Proxy is coupled with an interest, is irrevocable (and as such shall survive and not be affected by the incapacity, mental illness or insanity of the Covered Holder) and shall not be terminated by operation of law or upon the occurrence of any other event other than following a termination pursuant to Section 4.3). The Covered Holder authorizes the Proxyholder to substitute any other Person to act hereunder, to revoke any substitution and to file this Proxy and any substitution or revocation with the secretary of the Company. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The Covered Holder hereby acknowledges and agrees it is liable for any legal consequences arising from the Proxyholder’s exercise of the aforesaid Entrusted Rights.
(b)The Covered Holder hereby acknowledges that in exercising the aforesaid Entrusted Rights, the Proxyholder is not required to seek the prior opinion, instruction or consent of the Covered Holder. However, the Proxyholder shall inform the Covered Holder by notice in writing in a timely manner of any resolution, notice or proposal on convening a shareholders’ meeting after such resolution, notice or proposal is made unless the Proxyholder believes in good faith that the Covered Holder is already aware of such resolution, notice or proposal.
(c)Any securities of the Company to be issued or issuable to the Covered Holder in respect of Covered Shares during the term of the Proxy shall be deemed Covered Shares.
(d)The Covered Holder shall, upon request, execute and deliver any additional documents and take such actions as may reasonably be deemed by the Proxyholder to be necessary or desirable to give effect to the Proxy granted by the Covered Holder hereby or to carry out the provisions of this Section 2.
(e)The Covered Holder (i) consents to and authorizes the publication and disclosure by the Proxyholder of the Covered Holder’s identity and holding of Covered Shares, the nature of the Covered Holder’s commitments, arrangements and understandings under this Deed (including, for the avoidance of doubt, the disclosure of this Deed) and any other information, in each case, that the Proxyholder reasonably determines is required to be disclosed by applicable law in any press release, any Schedule 13D or Schedule 13G or other disclosure document filed with the SEC, and any other filings with or notices to Governmental Authorities in connection with this Deed or any other agreement or transaction entered into in connection herewith, and (ii) agrees promptly to give to the Proxyholder any information it or its agents may reasonably request for the preparation of any such documents. The Covered Holder also agrees to promptly notify the Proxyholder of any required corrections with respect to any information supplied by the Covered Holder for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.
2.2Transfers to Covered Transferees. As a condition of transfer of Covered Shares by a Covered Holder to a third party that is a Covered Transferee, the Covered Holder shall cause such Covered Transferee to enter into (a) a deed of adherence to this Deed, in the form of the Deed of Adherence attached hereto as Exhibit A, by which such third party shall agree to be bound by the terms and conditions set forth in this Deed and agree to assume the obligations and liabilities of such Covered Holder as if he/she/it were named herein as such Covered Holder and (b) a joinder to that certain letter agreement by and among, among others, the Proxyholder and the Exco Member regarding a right of first offer of the Proxyholder in respect of the Exco Member’s Class B ordinary shares of the Company (the “ROFO Agreement”) in form and substance satisfactory to the Proxyholder, and shall deliver a duly executed copy of such documents to the

Company and the Proxyholder together with the notice of such transfer. For the avoidance of doubt, any transfer of Covered Shares by the Covered Holder to a third party that is not a Covered Transferee shall not be subject to the requirements under this Section 2.2.
2.3ROFO Agreement. The Exco Member shall concurrently herewith, and shall cause each Covered Transferee to, concurrently with the transfer of any Class B Shares to such Covered Transferee, deliver to the Company and the Proxyholder a duly executed copy of the ROFO Agreement or a joinder thereto in form and substance satisfactory to the Proxyholder.
2.4Exemption. The Proxyholder shall not be liable for or make any economic or other indemnification to any other Party or any third party as a result of the exercise of the Entrusted Rights hereunder as the Proxyholder in accordance with this Deed.
2.5Miscellaneous.
(a)No Ownership Interest. Except as provided for in this Section 2, nothing contained in this Section 2 shall be deemed to vest in any party other than the Covered Holder any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares held by the Covered Holder and all rights, ownership and economic benefits of and relating to such Covered Shares (other than the Entrusted Rights) shall remain vested in and belong to the Covered Holder.
(b)Irrevocable Proxy. The Proxy granted pursuant to this Section 2 is given in consideration for the Proxyholder to consent to the issuance of Class B Shares to the Covered Holder under Article 10(c)(iv)(B) of the Articles and, as such, is coupled with an interest and shall be irrevocable unless and until such Proxy terminates in accordance with Section 4.3. The Parties expressly acknowledge and agree, among other things, that the Proxyholder would not have consented to the issuance of Class B Shares to the Covered Holder but for the Proxy granted by the Covered Holder to the Proxyholder. The Company agrees with the Proxyholder that it shall not accept, honor or permit any Covered Holder to vote, or provide any consent with respect to, any Covered Shares with respect to any of the Entrusted Rights.
(c)Revocation of other Proxy or Power of Attorney. The Covered Holder hereby revokes any and all previous proxies or powers of attorney with respect to the Covered Shares held by such Covered Holder or over which such Covered Holder has voting power or control and shall not after the date of this Deed, unless and until the Proxy terminates pursuant to Section 4.3 below, purport to grant any other proxy or power of attorney with respect to any of the Covered Shares, deposit any of the Covered Shares into a voting trust or enter into any agreement (other than this Deed), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Covered Shares, in each case, with respect to any of the matters set forth herein.

(d)Validity; Commitment to Vote. The Covered Holder agrees not to challenge the validity or enforceability of this Section 2. If for whatever reason or no reason a Proxy is deemed invalid, unlawful or otherwise unenforceable, the Covered Holder having, or having purported to, grant such Proxy agrees to vote, or cause to be voted, all Covered Shares held by such Covered Holder, or over which such Covered Holder has voting power or control, from time to time and at all times, in the manner directed by the Proxyholder in respect of all consents or resolutions of the Company.
3.Representations And Warranties Of The Parties. Each Party, severally and not jointly, represents and warrants to the other Parties that they have the full legal capacity, right and authority to execute this Deed and perform his/her obligations hereunder.
4.Miscellaneous; Definitions.
4.1Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a Party may from time to time notify to each other Party). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the Parties for the purpose of this Deed are:
(a)If to the Company, to:
Grab Holdings Limited
3 Media Close, #01-03/06, Singapore 138498
Attention: Liam Barker
Email address: [***]
(b)If to the Proxyholder, to:
Anthony Tan Ping Yeow
c/o Grab Holdings Limited
Address: c/o 3 Media Close, #01-03/06, Singapore 138498
Email: [***]
(c)If to the Covered Holder:
[Name]
c/o Grab Holdings Limited
Address: c/o 3 Media Close, #01-03/06, Singapore 138498
Email: ________

4.2Assignment. Subject to Section 2.2, neither the Exco Member nor the Company shall assign this Deed or any part hereof without the prior written consent of the Proxyholder, and the Proxyholder shall not assign this Deed or any part hereof without the prior written consent of the Exco Member, and any such transfer without such prior written consent shall be void.
4.3Termination. This Deed shall automatically terminate upon the conversion of all Class B Shares of the Covered Holder to Class A ordinary shares in the capital of the Company, par value US$0.000001 per share (“Class A Shares”), in which case no Party shall have any obligation or liability hereunder except for any antecedent breaches. For the avoidance of doubt, if the Exco Member ceases to be a member of the Company’s Executive Committee for any reason or no reason, the terms and conditions herein shall remain valid and unaffected.
4.4Modifications, Amendments and Waivers. This Deed may not be amended, modified, supplemented or waived, except by an instrument in writing signed by the Party in respect of which such amendment, modification or supplement is to be effective or whose right is to be waived.
4.5Benefit. Except as otherwise provided herein, this Deed shall be binding upon, and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Deed shall not confer rights or remedies upon any person other than the Parties and their respective successors and assigns.
4.6Governing Law. This Deed, and any claim or cause of action hereunder based upon, arising out of or related to this Deed (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Deed, shall be governed by and construed in accordance with the laws of the Cayman Islands, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.
4.7Arbitration. Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination or breach, shall be referred to and finally resolved by arbitration administered in the Singapore International Arbitration Centre (“SIAC”) in Singapore in accordance with the Arbitration Rules of the SIAC for the time being in force, which rules are deemed to be incorporated by reference in this Section 4.7. The seat of the arbitration shall be Singapore. The tribunal shall consist of one arbitrator and the language of the arbitration shall be English. The appointing authority shall be the Chairman or Deputy Chairman of SIAC.
4.8Severability. If any provision of this Deed shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby and shall continue in full force and effect. The Parties further agree that if any provision contained in this Deed is, to any extent, held invalid or unenforceable in any respect under the laws governing this Deed, they shall take any actions necessary to render the remaining provisions of this Deed valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Deed to replace any provision contained in this Deed that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
4.9No Waiver of Rights, Powers and Remedies. No failure or delay by a Party hereto in exercising any right, power or remedy under this Deed, and no course of dealing between the Parties, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Deed by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Deed shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
4.10Remedies.
(a)The Parties agree that irreparable damage would occur if this Deed was not performed in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that each Party shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Deed and to enforce specifically the terms and provisions of this Deed in an appropriate arbitration tribunal as set forth in Section 4.7, this being in addition to any other remedy to which any Party is entitled at law, in equity, in contract, in tort or otherwise, including money damages. The right to specific enforcement shall include, by reason of the Proxyholder’s and the Company’s interest as described herein, the Proxyholder’s right to seek injunctive relief to prevent the Covered Holder from exercising or purporting to exercise the Entrusted Rights. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 4.10 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(b)The Parties acknowledge and agree that this Section 4.10 is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Deed.
(c)In any dispute arising out of or related to this Deed, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the reasonable and documented out-of-pocket costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Deed or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Deed or any other agreement, document, instrument or certificate contemplated hereby or thereby.
4.11Certain Fees and Expenses. The Company shall bear and reimburse (i) all fees and expenses that may be incurred in connection with the issuance of Class B Shares to the Covered Holder, the conversion of Class B Shares held by the Covered Holder to Class A Shares, and any transfer of such Class A Shares to the brokerage account(s) held by the Covered Holder; and (ii) reasonable and documented out-of-pocket costs and attorneys’ fees reasonably incurred by the Exco Member in obtaining legal advice in connection with the ownership of and the rights pertaining to Class B Shares, provided that (x) such legal advice shall not extend to fees and expenses related to personal tax advice or any other advice of a similar personal nature, and (y) only one set of legal advice is obtained with respect to any matter that has the same or similar implication on the Exco Member and all other members of the Executive Committee who sign voting proxy deeds in the same form as this Deed.
4.12Headings; Counterparts. The headings in this Deed are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Deed. This Deed may be executed in two or more counterparts, and by different Parties in separate counterparts, with the same effect as if all Parties had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Deed transmitted by electronic transmission (including by email or in .pdf format) or facsimile shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Deed.
4.13Mutual Drafting. With regard to each and every term and condition of this Deed, the Parties understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Deed.
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IN WITNESS WHEREOF, the Parties have executed this voting proxy as a deed as of the date first written above.

Proxyholder	Company
Name: Anthony Tan Ping Yeow	GRAB HOLDINGS LIMITED By: Name: Title:
Executed in the presence of: Witness Name:	Executed in the presence of: Witness Name:

[Signature page to Voting Proxy Deed]

Executive Officer:

Name:

Executed in the presence of:

Witness Name:
[Signature page to Voting Proxy Deed]

Exhibit A
Form of Deed of Adherence
To:    Grab Holdings Limited (the “Company”) and the Proxyholder (as defined below)
From:    [Covered Transferee]
Date:    [ ]
Ladies and Gentlemen,
Deed of Adherence
The undersigned (the “Covered Transferee”) hereby agrees and covenants with each of you pursuant to this Deed of Adherence that (i) the Covered Transferee became the holder of such number of Covered Shares of the Company as set forth in the table below and (ii) the Covered Transferee will from the date hereof be recognized as a party to the Voting Proxy Deed entered into by and among the Company, Anthony Tan Ping Yeow (together with his successors, the “Proxyholder”) and each of the other parties named therein, dated as of _______ (the “Deed”) as a “Covered Holder”, and will be bound, and abide, by all the provisions thereof. Upon execution and delivery of this Deed of Adherence, the Covered Transferee shall be deemed a “Covered Holder” for all purposes under the Deed. Capitalized terms used but not defined herein shall have the meanings set forth in the Deed.
The undersigned has executed this as a deed as of the date first written above.

Name and Contact Information	Number of Class B Ordinary Shares
[Covered Transferee] [Address] Attention: [ ] Email: [ ]	[ ]

Executed in the presence of:

Witness Name: